UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
Of the Securities Exchange Act of 1934

Filed by the Registrant |X| Filed by a Party other than the Registrant |_|

Check the appropriate Box:

|_|      Preliminary Proxy Statement

|_|      Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|_|      Definitive Proxy Statement

|_|      Definitive Additional Materials

|X|      Soliciting Material Pursuant to §240.14a-12

Winter Sports, Inc.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required

|_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies: ———————————————————————————————————————
(2)	Aggregate number of securities to which transaction applies: ———————————————————————————————————————
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

———————————————————————————————————————
(4)	Proposed maximum aggregate value of transaction: ———————————————————————————————————————
(5)	Total fee paid: ———————————————————————————————————————

|_|     Fee paid previously with preliminary materials.

|_|     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ———————————————————————————————————————
(2)	Form, Schedule or Registration Statement No.: ———————————————————————————————————————
(3)	Filing Party: ———————————————————————————————————————
(4)	Date Filed: ———————————————————————————————————————

On September 25, 2003, Winter Sports, Inc. made the following press release in connection with Proposal 1 to be presented at the next annual meeting. Please read the entire proxy statement, filed with the SEC on December 30, 2003, for a discussion of this proposal and the other agenda items. The proxy statement is available for free at the Commission’s website, http://www.sec.gov.

WINTER SPORTS, INC. BOARD OF DIRECTORS APPROVES REVERSE STOCK SPLIT

WHITEFISH, MONT. (Sept. 25, 2003) — On September 10, 2003, the Board of Directors of Winter Sports, Inc. (OTC BB: WSKI.OB) unanimously adopted a resolution to seek shareholder approval to amend the company’s Articles of Incorporation, as amended, to effect a going private transaction involving a 1-for-150 reverse stock split of the outstanding shares of the company’s common stock. WSI intends to distribute a proxy statement to shareholders of record at the company’s annual meeting. The date for the annual meeting will be set in the near future.

The WSI Board of Directors believes deregistration would eliminate growing expenses and commitments associated with being a public company. Deregistration would also allow WSI management to focus additional attention on operations and financial management, which would further enhance the company’s financial performance and provide additional resources to be dedicated to improved guest services.

If the shareholders approve the proposal, shareholders holding fractional shares following the reverse stock split will receive a cash payment for the value of such fractional shares. As a result, shareholders who hold fewer than 150 shares of common stock immediately prior to the reverse stock split will no longer be shareholders of the company with respect to such shares.

If the reverse stock split is effected, the Company is expected to have fewer than 300 holders of record of common stock, permitting the Company to terminate the registration of its common stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The company intends to file for termination of such registration as soon as practicable.

“We believe this is the best for the health of our company,” said Dennis Green, Chairman of the Board of WSI. “The continually escalating costs and commitments required of public companies do not make financial sense for a relatively small business like ours.”

Winter Sports, Inc., doing business as Big Mountain Resort, was organized in 1947 for the purpose of developing and operating a ski resort at Big Mountain in Montana. In 2003, the company operated principally in two industries, the operation of a ski area and the sale of land. Operations in the ski area industry involve developing and providing ski recreation and related services to skiers and a variety of summer recreation activities for summer guests. Certain information in this release represents “information” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The statements about the company’s expectations and intentions following the deregistration of the company cannot be construed as assurances of future outcomes or as guaranties of financial or operational performances.

Various factors can cause the company to deviate from management’s plans and expectations. Other factors that affect the company’s business are discussed from time to time in periodic reports filed with the U. S. Securities and Exchange Commission, and readers are cautioned that management’s ability to foresee or control will also impact the company’s business, in potentially adverse ways.

2